Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Packaging Corporation of America (Form S-8 No. 333-179620 and Form S-8 No. 333-159576) of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of Packaging Corporation of America and the effectiveness of internal control over financial reporting of Packaging Corporation of America, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois
February 28, 2014